Exhibit 10.23

RATIFICATION AND AMENDMENT AGREEMENT

This RATIFICATION AND AMENDMENT AGREEMENT (the “Ratification Agreement”) dated as of February 5, 2009 is by and among Wachovia Bank, National Association (“Wachovia”), in its capacity as administrative agent (the “Administrative Agent”) acting for and on behalf of the financial institutions from time to time party to the Existing Credit Agreement (as defined below) as lenders (collectively with Administrative Agent, the “Lenders”), Wachovia, in its capacity as collateral agent (“Collateral Agent”; together with the Administrative Agent, collectively, “Agent”) acting for and on behalf of the Secured Parties (as defined in the Existing ABL Guarantee and Collateral Agreement (as defined below)), Wachovia, in its capacity as “Supplemental Loan Lender” (as hereinafter defined), Spectrum Brands, Inc., a Wisconsin corporation, as Debtor and Debtor-in-Possession (“Borrower”), ROV Holding, Inc., a Delaware corporation, as Debtor and Debtor-in Possession (“ROV”), ROVCAL Inc., a California corporation, as Debtor and Debtor-in Possession (“Rovcal”), United Industries Corporation, a Delaware corporation, as Debtor and Debtor-in Possession (“United”), Spectrum Neptune US Holdco Corporation, a Delaware corporation, as Debtor and Debtor-in Possession (“Neptune”), Schultz Company, a Missouri corporation, as Debtor and Debtor-in Possession (“Schultz”), United Pet Group, Inc., a Delaware corporation, as Debtor and Debtor-in Possession (“United Pet”), DB Online, LLC, a Hawaii limited liability company, as Debtor and Debtor-in Possession (“DB Online”), Southern California Foam, Inc., a California corporation, as Debtor and Debtor-in Possession (“Foam”), Aquaria, Inc., a California corporation, as Debtor and Debtor-in Possession (“Aquaria”), Aquarium Systems, Inc., a Delaware corporation, as Debtor and Debtor-in Possession (“Aquarium”), Perfecto Manufacturing, Inc., a Delaware corporation, as Debtor and Debtor-in Possession (“Perfecto”), Tetra Holding (US), Inc., a Delaware corporation, as Debtor and Debtor-in Possession (“Tetra”), and Spectrum Jungle Labs Corporation, a Texas corporation, as Debtor and Debtor-in Possession (“Jungle”; and together with ROV, Rovcal, United, Neptune, Schultz, United Pet, DB Online, Foam, Aquaria, Aquarium, Perfecto and Tetra, each individually, a “Subsidiary Loan Party” and collectively, the “Subsidiary Loan Parties”).

W I T N E S S E T H:

WHEREAS, Borrower and each Subsidiary Loan Party (as hereinafter defined, collectively, the “Debtors”) have commenced a case under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Western District of Texas, San Antonio Division, and Borrower and each Subsidiary Loan Party has retained possession of its assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as a debtor-in-possession;

WHEREAS, prior to the commencement of the Chapter 11 Cases (as defined below), Agent and Lenders made loans and advances and provided other financial or credit accommodations to Borrower secured by substantially all assets and properties of Borrower and Subsidiary Loan Parties as set forth in the Existing Loan Documents (as defined below);

WHEREAS, the Bankruptcy Court (as defined below) has entered an Interim Financing Order (as defined below) pursuant to which Agent, Lenders and Supplemental Loan Lender (as defined below) may make post-petition loans and advances, and provide other financial accommodations, to Borrower secured by substantially all the assets and properties of Borrower and Subsidiary Loan Parties as set forth in the Interim Financing Order and the Loan Documents (as defined below);

WHEREAS, the Interim Financing Order provides that as a condition to the making of such post-petition loans, advances and other financial accommodations, Borrower and Subsidiary Loan Parties shall execute and deliver this Ratification Agreement;

WHEREAS, Borrower and Subsidiary Loan Parties desire to reaffirm their obligations to Agent and Lenders pursuant to the Existing Loan Documents and acknowledge their continuing liabilities to Agent and Lenders thereunder in order to induce Agent and Lenders to make such post-petition loans and advances, and provide such other financial accommodations, to Borrower; and

WHEREAS, Borrower and Subsidiary Loan Parties have requested that Agent, Lenders and Supplemental Loan Lender make post-petition loans and advances and provide other financial or credit accommodations to Borrower and make certain amendments to the Existing Credit Agreement and the Existing ABL Guarantee and Collateral Agreement (as defined below), and Agent, Lenders and Supplemental Loan Lender are willing to do so, subject to the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Agent, Lenders, Supplemental Loan Lender, Borrower and Subsidiary Loan Parties mutually covenant, warrant and agree as follows:

1.	DEFINITIONS.

1.1 Additional Definitions. As used herein, the following terms shall have the respective meanings given to them below and the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement and the other Existing Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, each of the following definitions:

(a) “Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code as enacted in 1978, as the same has heretofore been or may hereafter be amended, recodified, modified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

(b) “Bankruptcy Court” means the United States Bankruptcy Court or the United States District Court for the Western District of Texas, San Antonio Division.

(c) “Budget” means the initial thirteen (13) week budget to be delivered to Agent and Lenders in accordance with Section 5.3(a) hereof, in form and substance satisfactory to Agent, setting forth the Projected Information for the periods covered thereby, which initial budget shall be updated on a cumulative, weekly roll forward basis, together with any subsequent or amended budget(s) thereto delivered to Agent and Lenders, in form and substance satisfactory to Agent, in accordance with the terms and conditions hereof.

(d) “Chapter 11 Cases” means the Chapter 11 cases of Borrower and Subsidiary Loan Parties which are being jointly administered under the Bankruptcy Code and are pending in the Bankruptcy Court.

(e) “Debtors” means, collectively, Borrower, as Debtor and Debtor-in-Possession in the Chapter 11 Cases, and each Subsidiary Loan Party, as Debtor and Debtor-in-Possession in the Chapter 11 Cases.

(f) “DIP Fee Letter” means the letter agreement, dated of even date herewith, between Borrower and Agent, setting forth certain fees payable by Borrower to Agent, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(g) “Existing ABL Guarantee and Collateral Agreement” means, the ABL Guarantee and Collateral Agreement, dated as of September 28, 2007, by and among Borrower, Subsidiary Loan Parties and the Collateral Agent, as in effect immediately prior to the Petition Date.

(h) “Existing Credit Agreement” means the Credit Agreement, dated as of September 28, 2007, by and among Borrower, Subsidiary Loan Parties, the Administrative Agent and Lenders, as in effect immediately prior to the Petition Date.

(i) “Existing Loan Documents” means the Loan Documents (as defined in the Existing Credit Agreement), as in effect immediately prior to the Petition Date.

(j) “Financing Order” means the Interim Financing Order, the Permanent Financing Order and such other orders relating thereto or authorizing the granting of credit by Agent, Lenders and Supplemental Loan Lender to Borrower pursuant to the Existing Credit Agreement, as amended by the Ratification Agreement and as ratified, assumed and adopted by Borrower and each Subsidiary Loan Party pursuant to the terms thereof, on an emergency, interim or permanent basis pursuant to Section 364 of the Bankruptcy Code as may be issued or entered by the Bankruptcy Court in the Chapter 11 Cases.

(k) “Interim Financing Order” has the meanings set forth in Section 11.8 hereof.

(l) “Material Budget Deviation” has the meanings set forth in Section 5.3(c) hereof.

(m) “Permanent Financing Order” has the meanings set forth in Section 11.9 hereof.

(n) “Petition Date” means the date of the commencement of the Chapter 11 Cases.

(o) “Post-Petition Collateral” means any and all of the following assets and property of each Debtor’s estate, whether real, personal or mixed and wherever located, of any kind, nature or description, including any such property in which a lien is granted to the Collateral Agent and Secured Parties pursuant to the Loan Documents, the Financing Order or any other order entered or issued by the Bankruptcy Court:

(i) all of the Pre-Petition Collateral;

(ii) all Accounts (other than Accounts arising under contracts for the sale of Non-ABL Collateral) and related Records;

(iii) all Chattel Paper;

(iv) all Deposit Accounts and all cash, checks and other negotiable instruments, funds and other evidences of payment held therein (but not any identifiable Proceeds of Non-ABL Collateral);

(v) all Inventory;

(vi) solely to the extent evidencing, governing, securing or otherwise related to the items referred to in the preceding clauses (ii), (iii), (iv) and (v), all Documents, General Intangibles (other than Intellectual Property), Instruments, Investment Property and Letter of Credit Rights;

(vii) all books and records related to the foregoing;

(viii) subject to approval by the Bankruptcy Court pursuant to the Permanent Financing Order, all present and future claims, rights, interests, assets and properties recovered by or on behalf of Borrower and each Subsidiary Loan Party or any trustee of Borrower or any Subsidiary Loan Party (whether in the Chapter 11 Cases or any subsequent case to which any Chapter 11 Case is converted), including without, limitation, all such property recovered as a result of transfers or obligations avoided or actions maintained or taken pursuant to, inter alia, Sections 542, 545, 547, 548, 549, 550, 552 and 553 of the US Bankruptcy Code, subject to the terms of the applicable Financing Order); and

(ix) all Proceeds, including insurance Proceeds, of any and all of the foregoing and all collateral, security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding clause (ix) above, “Post-Petition Collateral” shall not include any assets referred to in clauses (a) through (j) and (l) of the definition of “Non-ABL Collateral” (as defined in the Existing ABL Guarantee and Collateral Agreement) that are not included in clause (vi) above. All capitalized terms used in this definition and not defined elsewhere in the Existing Credit Agreement have the meanings assigned to them in the New York UCC.

(p) “Post-Petition Obligations” means all Obligations (as defined in the Existing ABL Guarantee and Collateral Agreement) arising on and after the Petition Date and whether arising on or after the conversion or dismissal of the Chapter 11 Cases, or before, during and after the confirmation of any plan of reorganization in the Chapter 11 Cases, and whether arising under or related to this Ratification Agreement, the Credit Agreement, the ABL Guarantee and Collateral Agreement, the other Loan Documents, a Financing Order, by operation of law or otherwise, and whether incurred by Borrower or such Subsidiary Loan Party as principal, surety, endorser, Subsidiary Loan Party or otherwise and including, without limitation, all principal, interest, financing charges, letter of credit fees, unused line fees, servicing fees, debtor-in-possession facility fees, other fees, commissions, costs, expenses and attorneys’, accountants’ and consultants’ fees and expenses incurred in connection with any of the foregoing.

(q) “Pre-Petition Collateral” means, collectively, (i) all “ABL Collateral” as such term is defined in the Existing ABL Guarantee and Collateral Agreement as of the Petition Date, and (ii) all other security for the Pre-Petition Obligations as provided in the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement and the other Existing Loan Documents as of the Petition Date.

(r) “Pre-Petition Obligations” means all Obligations (as defined in the Existing ABL Guarantee and Collateral Agreement) arising at any time before the Petition Date.

(s) “Projected Information” has the meaning specified in Section 5.3 of the Ratification Agreement.

(t) “Purchase Price” means the amount required for the payment in full of all Obligations outstanding on the Purchase Date (including, without limitation, all principal, interest, fees and expenses (including reasonable attorneys’ fees and legal expenses), but not including Obligations for which cash collateral (or a letter of credit) is to be provided as set forth in Section 12.7(c)(i) hereof or other contingent Obligations).

(u) “Ratification Agreement” means this Ratification and Amendment Agreement by and among Borrower, Subsidiary Loan Parties, the Administrative Agent, the Collateral Agent, Lenders and Supplemental Loan Lender, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(v) “Stated Expiry Date” means February 5, 2010.

(w) “Supplemental Loan” has the meaning specified in Section 9.1 of the Ratification Agreement.

(x) “Supplemental Loan Junior Participation Agreement” means that certain agreement among Supplemental Loan Participants and Supplemental Loan Lender, which shall be in form and substance reasonably satisfactory to Supplemental Loan Lender and Supplemental Loan Participant, pursuant to which Supplemental Loan Participant has purchased, or will purchase, a 100% junior participation in the Supplemental Loan.

(y) “Supplemental Loan Lender” means Wachovia Bank, National Association, as a Lender in its individual capacity. For the purposes of this definition, “Supplemental Loan Lender” shall not include any Lender other than Wachovia Bank, National Association.

(z) “Supplemental Loan Participants” means those banks or other financial institutions that purchase in aggregate 100% junior participation in the Supplemental Loan pursuant to the terms of the Supplemental Loan Junior Participation Agreement.

1.2 Amendments to Definitions.

(a) ABL Guarantee and Collateral Agreement. All references to the term “ABL Guarantee and Collateral Agreement” in (i) the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents and (ii) this Ratification Agreement, shall each be deemed, and each such reference is hereby amended, to mean the Existing ABL Guarantee and Collateral Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by Borrower and each Subsidiary Loan Party pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(b) Collateral. All references to the term “ABL Collateral” in the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents, or any other term referring to the security for the Pre-Petition Obligations, shall be deemed, and each such reference is hereby amended to mean, collectively, the Pre-Petition Collateral and the Post-Petition Collateral.

(c) Credit Agreement. All references to the term “Credit Agreement” in (i) the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents and (ii) this Ratification Agreement, shall each be deemed, and each such reference is hereby amended, to mean the Existing Credit Agreement, as amended by this Ratification Agreement and as ratified, assumed and adopted by Borrower and each Subsidiary Loan Party pursuant to the terms hereof and the Financing Order, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(d) Debtors. All references to the terms “Borrower”, “Loan Parties” or “Subsidiary Loan Parties” in the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents shall be deemed, and each such reference is hereby amended, to mean and include Borrower and each Subsidiary Loan Party, each as Debtor and Debtor-in-Possession, and their successors and assigns (including any trustee or other fiduciary hereafter appointed as its legal representative or with respect to the property of the estate of such corporation or limited liability company whether under Chapter 11 of the Bankruptcy Code or any subsequent Chapter 7 case and its successor upon conclusion of the Chapter 11 Case of such corporation).

(e) Loan Documents. All references to the term “Loan Documents” in (i) the Existing Credit Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents and (ii) this Ratification Agreement, shall each be deemed, and each such reference is hereby amended, to include, in addition and not in limitation, this Ratification Agreement and all of the Existing Loan Documents, as ratified, assumed and adopted by Borrower and each Subsidiary Loan Party pursuant to the terms hereof, as amended and supplemented hereby, and the Financing Order, as each of the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(f) Material Adverse Effect. All references to the term “Material Adverse Effect,” “material adverse effect” or “material adverse change” in the Existing Credit Agreement, this Ratification Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents shall be deemed, and each such reference is hereby amended, to add at the end thereof: “provided, that, neither the events leading up to nor the commencement of the Chapter 11 Cases shall constitute a Material Adverse Effect”.

(g) Obligations. All references to the term “Obligations” in the Existing Credit Agreement, this Ratification Agreement, the Existing ABL Guarantee and Collateral Agreement or the other Existing Loan Documents shall be deemed, and each such reference is hereby amended, to mean both the Pre-Petition Obligations and the Post-Petition Obligations.

1.3 Interpretation.

(a) For purposes of this Ratification Agreement, unless otherwise defined or amended herein, including, but not limited to, those terms used or defined in the recitals hereto, all terms used herein shall have the respective meanings assigned to such terms in the Existing Credit Agreement or the Existing ABL Guarantee and Collateral Agreement.

(b) All references to the term “Agent,” “Administrative Agent,” “Collateral Agent,” “Lenders,” “Borrower,” “Debtors”, “Loan Parties”, “Subsidiary Loan Parties”, “Secured Parties” or any other person pursuant to the definitions in the recitals hereto or otherwise shall include its respective successors and assigns.

(c) All references to any term in the singular shall include the plural and all references to any term in the plural shall include the singular unless the context of such usage requires otherwise.

(d) All terms not specifically defined herein which are defined in the Uniform Commercial Code, as in effect in the State of New York as of the date hereof, shall have the meaning set forth therein; except, that, the term “Lien” or “lien” shall have the meaning set forth in § 101(37) of the Bankruptcy Code.

2.	ACKNOWLEDGMENT.

2.1 Pre-Petition Obligations. Borrower and each Subsidiary Loan Party hereby acknowledge, confirm and agree that, as of the close of business on February 2, 2009, Borrower is indebted to Agent and Lenders in respect of all Pre-Petition Obligations in the aggregate principal amount of not less than $168,763,550.82, consisting of (a) Revolving Loans made pursuant to the Existing Loan Documents in the aggregate principal amount of not less than $165,763,550.82, together with interest accrued and accruing thereon, and (b) Letters of Credit in the amount of not less than $3,000,000, together with interest accrued and accruing thereon, and all costs, expenses and fees (including attorneys’ fees and legal expenses) and (c) other Obligations now or hereafter owed by Borrower to Agent and Lenders, all of which are unconditionally owing by Borrower to Agent and Lenders, without offset, defense or counterclaim of any kind, nature and description whatsoever.

2.2 Acknowledgment of Obligations. Borrower and each Subsidiary Loan Party hereby acknowledge, confirm and agree that:

(a) all obligations of Borrower and each Subsidiary Loan Party under the ABL Guarantee and Collateral Agreement and the other Loan Documents are unconditionally owing by Borrower and each Subsidiary Loan Party to Agent and Lenders without offset, defense or counterclaim of any kind, nature and description whatsoever, and

(b) the absolute and unconditional guarantee of the payment of the Pre-Petition Obligations by Borrower and each Subsidiary Loan Party pursuant to the ABL Guarantee and Collateral Agreement and the other Loan Documents to which Borrower and each Subsidiary Loan Party is a party extends to all Post-Petition Obligations, subject only to the limitations set forth in the Loan Documents.

2.3 Acknowledgment of Security Interests. Borrower and each Subsidiary Loan Party hereby acknowledge, confirm and agree that Agent, for the benefit of itself and the other Secured Parties, has and shall continue to have valid, enforceable and perfected first priority and senior security interests in and liens upon all Pre-Petition Collateral heretofore granted to Agent and Secured Parties pursuant to the Existing Loan Documents as in effect immediately prior to the Petition Date to secure all of the Obligations, as well as valid and enforceable first priority and senior security interests in and liens upon all Post-Petition Collateral granted to Agent, for the benefit of itself and the other Secured Parties, under the Financing Order or hereunder or under any of the other Loan Documents or otherwise granted to or held by Agent and Secured Parties, in each case, subject only to liens or encumbrances expressly permitted by the Existing Credit Agreement and the Existing ABL Guarantee and Collateral Agreement and any other liens or encumbrances expressly permitted by the Financing Order that may have priority over the liens in favor of Agent and Secured Parties.

2.4 Binding Effect of Documents. Borrower and each Subsidiary Loan Party hereby acknowledge, confirm and agree that: (a) each of the Existing Loan Documents to which it is a party was duly executed and delivered to Agent and Lenders by Borrower or such Subsidiary Loan Party and each is in full force and effect as of the date hereof, (b) the agreements and obligations of Borrower or such Subsidiary Loan Party contained in the Existing Loan Documents constitute the legal, valid and binding obligations of Borrower or such Subsidiary Loan Party enforceable against it in accordance with the terms thereof, and Borrower or such Subsidiary Loan Party has no valid defense, offset or counterclaim to the enforcement of such obligations, and (c) Agent and Lenders are and shall be entitled to all of the rights, remedies and benefits provided for in the Loan Documents and the Financing Orders.

2.5 Post-Petition Loans and Letters of Credit. Agent, each Lender and Supplemental Loan Lender agrees to make, or continue making, Loans and advances, and provide other financial accommodations to Borrower in accordance with the terms and conditions of the Existing Credit Agreement and the other Existing Loan Documents, subject to the terms of, and as each is amended by, this Ratification Agreement.

3.	ADOPTION AND RATIFICATION

Borrower and each Subsidiary Loan Party hereby (a) ratify, assume, adopt and agree to be bound by all of the Existing Loan Documents to which it is a party as amended by this Ratification Agreement, and in accordance with the Financing Order and (b) agrees to pay all of the Pre-Petition Obligations in accordance with the terms of such Existing Loan Documents, as amended by this Ratification Agreement, and in accordance with the Financing Order. All of the Existing Loan Documents are hereby incorporated herein by reference and hereby are and shall be deemed adopted and assumed in full by Borrower and Subsidiary Loan Parties, each as Debtor and Debtor-in-Possession, and considered as agreements between Borrower or such Subsidiary Loan Party, on the one hand, and Agent and Lenders, on the other hand. Borrower and each Subsidiary Loan Party hereby ratifies, restates, affirms and confirms all of the terms and conditions of the Existing Loan Documents, as amended and supplemented pursuant hereto and the Financing Order, and Borrower and each Subsidiary Loan Party agrees to be fully bound, as Debtor and Debtor-in-Possession, by the terms of the Loan Documents to which Borrower or such Subsidiary Loan Party is a party.

4.	GRANT OF SECURITY INTEREST.

As collateral security for the prompt performance, observance and payment in full of all of the Obligations (including the Pre-Petition Obligations and the Post-Petition Obligations), Borrower and Subsidiary Loan Parties, each as Debtor and Debtor-in-Possession, hereby grant, pledge and assign to Collateral Agent, for the benefit of itself and the other Secured Parties, and also confirm, reaffirm and restate the prior grant to Agent and Lenders of, continuing security interests in and liens upon, and rights of setoff against, all of the ABL Collateral.

5.	ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS.

In addition to the continuing representations, warranties and covenants heretofore and hereafter made by Borrower and Subsidiary Loan Parties to Agent, Lenders and Supplemental Loan Lender, whether pursuant to the Loan Documents or otherwise, and not in limitation thereof, Borrower and each Subsidiary Loan Party hereby represents, warrants and covenants to Agent, Lenders and Supplemental Loan Lender the following (which shall survive the execution and delivery of this Ratification Agreement), the truth and accuracy of which, or compliance with, to the extent such compliance does not violate the terms and provisions of the Bankruptcy Code, shall be a continuing condition of the making of Loans by Agent, Supplemental Loan Lender and Lenders:

5.1 Financing Order. The Interim Financing Order (and, following the expiration of the Interim Financing Period defined therein, the Permanent Financing Order) has been duly entered, is valid, subsisting and continuing and has not been vacated, modified, reversed on appeal, or vacated or modified by any order of the Bankruptcy Court (other than as consented to by Agent) and is not subject to any pending appeal or stay.

5.2 Use of Proceeds. All Loans and Letters of Credit provided by Agent, any Lender or Supplemental Loan Lender to Borrower pursuant to the Financing Orders, the Existing Credit Agreement, or this Ratification Agreement from and after the date hereof, shall be used by Borrower and Subsidiary Loan Parties for (a) costs, fees and expenses in connection with the Existing Credit Agreement and this Ratification Agreement, (b) to pay any fees and expenses incurred in connection with the transactions contemplated hereby and, to the extent approved by the Bankruptcy Court, in connection with the Chapter 11 Cases, (c) working capital of Borrower and Subsidiary Loan Parties (d) other general corporate purposes of Borrower and Subsidiary Loan Parties not in contravention of any Law or of any Loan Document, in each case consistent with the Budget pursuant to Section 5.3 of this Ratification Agreement. Unless authorized by the Bankruptcy Court and approved by Agent and Required Lenders in writing, no portion of the proceeds of such Loans or Letters of Credit provided by Agent, Lenders and Supplemental Loan Lender to Borrower may be used in connection with the initiation or prosecution of any claims or defenses against Agent, any Lender, Supplemental Loan Lender or any Supplemental Loan Participant, or preventing, hindering, or delaying the assertion of enforcement of any lien, claim, right or security interest or realization upon any ABL Collateral by Agent, any Lender, Supplemental Loan Lender or any Supplemental Loan Participant. No portion of the priority claims in the Chapter 11 Cases, other than those directly attributable to the operation of the business of Borrower or Subsidiary Loan Parties, the Carve Out (as defined within the applicable Financing Order) or to which Agent has specifically agreed, shall be funded with Loans or Letters of Credit and the percentages and categories of permitted allocations of such claims and expenses shall be approved by Agent.

5.3 Budget.

(a) Borrower has prepared and delivered to Agent and Lenders an initial thirteen (13) week Budget. The initial Budget has been thoroughly reviewed by Borrower and its management and sets forth for the periods covered thereby: (i) projected weekly operating cash receipts for each week commencing with the week ending January 30, 2009, (ii) projected weekly operating cash disbursements for each week commencing with the week ending January 30, 2009, (iii) projected aggregate principal amount of outstanding Revolving Loans, Supplemental Loans and Letters of Credit for each week commencing with the week ending as of January 30, 2009, and (iv) projected weekly amounts of Revolving Loans and Letters of Credit available to Borrower under the terms, conditions and formulae of the Credit Agreement for each week commencing with the week ending January 30, 2009 (collectively, the “Projected Information”). In addition to the initial Budget, by no later than 5:00 p.m. (Eastern time) on the Wednesday of each week commencing on February 11, 2009, Borrower shall furnish to Agent and Lenders, in form and substance satisfactory to Agent, an updated thirteen (13) week Budget prepared on a cumulative, weekly roll forward basis, together with a report that sets forth for the immediately preceding week a comparison of the actual cash receipts, cash disbursements, loan balance and loan availability to the Projected Information for such weekly periods set forth in the Budget on a cumulative, weekly roll-forward basis, together with a certification from a Responsible Officer of Borrower that no Material Budget Deviation has occurred or if a Material Budget Deviation has occurred, a detailed explanation of such occurrence.

(b) Borrower acknowledges, confirms and agrees that commencing with the trailing thirteen (13) week period ending on February 6, 2009, and for the trailing one-week (1) week period ending on the Friday of each week thereafter: (i) the actual aggregate weekly cash receipts during such period for each line item in the Budget shall not be less than the lesser of (A) $1,000,000 and (B) eighty (80%) percent, of the projected aggregate weekly cash receipts during such period for each such line item in the Budget, (ii) the actual aggregate weekly cash receipts during such period for all line items in the Budget shall not be less than the lesser of (A) $1,000,000 and (B) eighty (80%) percent, of the projected aggregate weekly cash receipts during such period for all such line items in the Budget, (iii) the actual aggregate weekly cash disbursements for each line item in the Budget during such period shall not be more than the greater of (A) $1,000,000 and (B) one hundred twenty (120%) percent, of the projected aggregate weekly cash disbursements for each such line item set forth in the Budget during such period, (iv) the actual aggregate weekly cash disbursements for all line items in the Budget during such period shall not be more than the greater of (A) $1,000,000 and (B) one hundred twenty (120%) percent, of the projected aggregate weekly cash disbursements for all such line items set forth in the Budget during such period, (v) the actual Excess Availability of Borrower at any time during such period under the terms, conditions and formulae of the Credit Agreement shall not be less than the lesser of (A) $1,000,000 and (B) ninety (90%) percent, of the projected Excess Availability of Borrower as of the end of such period, or (vi) the actual aggregate principal amount of outstanding loans, supplemental loans, advances and other credit accommodations as of the end of such period shall not exceed one hundred ten (110%) percent of the projected aggregate principal amount of outstanding loans and other credit accommodations as of the end of such period.

(c) Borrower and each Subsidiary Loan Party hereby confirms, acknowledges and agrees that (i) a failure to maintain the minimum deviations in the Budget as set forth in Section 5.3(b) hereof shall constitute a material deviation from the Budget and an additional Event of Default (each, a “Material Budget Deviation”) and (ii) the failure to deliver any Budget or any reports with respect to any Budget, in form and substance satisfactory to Agent, as provided in Section 5.3(a) hereof shall constitute an Event of Default. Notwithstanding any approval by Agent, any Lender or Supplemental Loan Lender of any Budget, Agent, Lenders and Supplemental Loan Lender will not, and shall not be required to, provide any Loans or Letters of Credit to Borrower pursuant to the Budget, but shall only provide Loans and Letters of Credit in accordance with the terms and conditions set forth in the Existing Credit Agreement as amended by this Ratification Agreement, the other Loan Documents and the Financing Order, subject to the Budget. Agent and Lenders are relying upon Borrower’s delivery of, and compliance with, the Budget in accordance with this Section 5.3 in determining to enter into the post-petition financing arrangements provided for herein.

5.4 Ratification of Deposit Account Control Agreement. To the extent Agent deems it necessary in its discretion and upon Agent’s request, Borrower and Subsidiary Loan Parties shall promptly provide Agent with evidence, in form and substance satisfactory to Agent, that the Deposit Account Control Agreements and other deposit account arrangements provided for under the Loan Documents have been ratified and amended by the parties thereto, or their respective successors in interest, in form and substance satisfactory to Agent, to reflect the commencement of the Chapter 11 Cases, that Borrower and each Subsidiary Loan Party, as Debtor and Debtor-in-Possession, is the successor in interest to Borrower or such Subsidiary Loan Party, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, and that the ABL Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in the Loan Documents. As of the date of this Ratification Agreement, Agent acknowledges, confirms and agrees that Borrower and Subsidiary Loan Parties have delivered all Deposit Account Control Agreements required pursuant to the Credit Agreement. Notwithstanding anything to the contrary contained in the Credit Agreement, the ABL Guarantee and Collateral Agreement or this Ratification Agreement, Borrower and Subsidiary Loan Parties shall only be required to deliver additional Deposit Account Control Agreements as Agent may request. Any additional Deposit Account Control Agreements shall be delivered in accordance with Section 3.04(b) of the ABL Guarantee and Collateral Agreement.

5.5 ERISA. Borrower and each Subsidiary Loan Party hereby represents and warrants with, to and in favor of Agent and Lenders that (a) there are no liens, security interests or encumbrances upon, in or against any assets or properties of Borrower or any Subsidiary Loan Party arising under ERISA, whether held by the Pension Benefit Guaranty Corporation (the “PBGC”) or the contributing sponsor of, or a member of the controlled group thereof, any pension benefit plan of Borrower or any Subsidiary Loan Party and (b) no notice of lien has been filed by the PBGC (or any other Person) pursuant to ERISA against any assets or properties of Borrower or any Subsidiary Loan Party.

6.	FEES.

6.1 DIP Facility Fee. Borrower shall pay to Agent, for the account of Lenders on a pro rata basis according to their respective Commitments, a debtor-in-possession financing facility fee in the amount of $3,900,000, on account of the financing provided by Agent and Lenders to Borrower in the Chapter 11 Cases, which fee shall be fully earned and due and payable on the date of entry by the Bankruptcy Court of the Interim Financing Order and which may be charged directly to the loan account of Borrower maintained by Agent.

6.2 Other DIP Fees. Borrower shall pay to Agent the other fees and amounts set forth in the DIP Fee Letter in the amounts and at the times specified therein.

7.	AMENDMENTS TO CREDIT AGREEMENT.

7.1 Deletion of Definitions. The following definitions set forth in Section 1.01 of the Credit Agreement are hereby deleted in their entirety:

“Accession Agreement”

“Availability Triggering Event”

“Commitment Increase”

“Eligible In-Transit Inventory”

“Increase Effective Date”

“Increasing Lender”

“Initial Borrowing”

“Subsequent Borrowing”

“Supermajority Required Lenders”

7.2 Definition of Applicable Rate. The definition of Applicable Rate set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Applicable Rate” means (a) in the case of Eurodollar Rate Loans, 4.50% per annum and (b) in the case of Base Rate Loans, 3.50% per annum.”

7.3 Definition of Availability Block. The definition of Availability Block set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Availability Block” means $25,000,000.”

7.4 Definition of Base Rate. The definition of Base Rate set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Base Rate” means, on any date, the greater of (a) the rate from time to time publicly announced by Wachovia, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (b) the Federal Funds Effective Rate in effect on such day plus one-half (1/2%) percent or (c) the Eurodollar Rate for a three month Interest Period on such day plus two (2%) percent.”

7.5 Definition of Borrowing Base. The definition of Borrowing Base set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Borrowing Base” means, at any time, (a) the sum of (i) 85% of the Eligible Accounts of the Borrower and the Designated Subsidiaries, minus the Dilution Reserve, and (ii) the lesser of (A) 65% of the Value of the Eligible Inventory of the Borrower and the Designated Subsidiaries, (B) 85% of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory and (C) $120,000,000, minus, without duplication, (b) the Other Reserves (other than (except for purposes of Section 2.06(b)(i)), the Specified Reserves) in effect at such time. The Borrowing Base in effect at any time shall be reasonably determined by the Administrative Agent, based on the Borrowing Base Certificate most recently delivered by the Borrower prior to such time pursuant to Section 2.15(a), 4.01(a)(xi) or 6.17(a), but subject to (x) any adjustments thereto as a result of any Designated Subsidiary ceasing to be such as provided in Section 2.15(b) or the consummation of any Disposition and (y) the Other Reserves established by the Administrative Agent.”

7.6 Definition of Commitment. The definition of Commitment set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Commitment” means, as to each Lender (other than Supplemental Loan Lender), its obligation to make Revolving Loans to the Borrower pursuant to Section 2.01, to acquire participations in Letters of Credit pursuant to Section 2.03, to acquire participations in Swingline Loans pursuant to Section 2.04 and to acquire participations in Special Agent Loans pursuant to Section 2.05, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.06. The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The aggregate amount of such Lenders’ Commitments as of the date of the Ratification Agreement is $190,000,000.”

7.7 Definition of Eligible Inventory. The definition of Eligible Inventory set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Eligible Inventory” means Inventory consisting of finished goods held for resale in the ordinary course of the business of the Borrower and the Designated Subsidiaries, raw materials for such finished goods and work-in-process consisting of unpackaged finished batteries that, in each case, satisfy the criteria set forth below, as reasonably determined by the Administrative Agent. Eligible Inventory shall not include: (a) work-in-process (other than unpackaged finished batteries); (b) components that are not part of finished goods; (c) spare parts for equipment; (d) packaging, display and shipping materials; (e) supplies used or consumed in the business of the Borrower and its Subsidiaries; (f) Inventory located at premises other than those owned by, or leased and controlled by, the Borrower or any Designated Subsidiary, including Inventory in transit with common carriers, except Inventory located at premises with respect to which (i) the Collateral Agent has received a Collateral Access Agreement or (ii) an appropriate Landlord Reserve has been established; (g) Inventory subject to a Lien in favor of any Person other than the Collateral Agent, except Liens permitted under this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or close-out Inventory; (j) Inventory that is not subject to a valid and perfected security interest of the Collateral Agent as provided in the Collateral Documents (which security interest is first in priority, except with respect to nonconsensual Liens permitted under this Agreement that have a higher priority than such security interest as a matter of Law); (k) returned, damaged, re-worked and/or defective Inventory; (l) Inventory that is the subject of consignment by the Borrower or any Designated Subsidiary as consignor or consignee; and (m) Inventory located outside the United States, including Inventory in transit with common carriers. The criteria for

Eligible Inventory set forth above may be changed and any new criteria for Eligible Inventory may be established by the Administrative Agent in its reasonable discretion based on either (i) an event, condition or other circumstance arising after the date hereof or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent had no written notice thereof from the Borrower prior to the date hereof, which event, condition or other circumstance, in the case of clauses (i) and (ii), adversely affects, or could reasonably be expected to adversely affect, the Inventory by an amount that is material, all as reasonably determined by the Administrative Agent. Any Inventory that is not Eligible Inventory shall nevertheless be part of the ABL Collateral.”

7.8 Definition of Eurodollar Rate. The definition of Eurodollar Rate set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Eurodollar Rate” means, with respect to each Interest Period for any Eurodollar Rate Loan comprising part of the same borrowing (including conversions, extensions and renewals), the rate per annum determined by dividing (a) the London Interbank Offered Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Eurodollar Reserve Percentage. The Eurodollar Rate shall at no time be less than three and one-half (3.5%) percent per annum; except, that with respect to the Supplemental Loan only, the Eurodollar Rate shall at no time be less than three (3%) percent per annum.”

7.9 Definition of Eurodollar Reserve Percentage. The definition of Eurodollar Reserve Percentage set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Rate Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Rate Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.”

7.10 Definition of Federal Funds Effective Rate. The definition of Federal Funds Effective Rate set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Federal Funds Effective Rate” means, for any day, a fluctuating rate of interest per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of the quotations on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.”

7.11 Definition of Guarantee and Collateral Requirement. Paragraph (c) of the definition of Guarantee and Collateral Requirement set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) with respect to each deposit account maintained by any Loan Party, the Collateral Agent shall have received a counterpart, duly executed and delivered by the applicable Loan Party and the depositary institution, of a Deposit Account Control Agreement; provided, that the foregoing shall not require delivery of any such agreement with respect to (i) deposit accounts maintained outside the United States or (ii) deposit accounts with respect to which such a Deposit Account Control Agreement is prohibited under applicable Law or under agreements establishing such accounts (provided that such prohibitions in such agreements were not entered into in contemplation of the requirements set forth in this paragraph);”

7.12 Definition of Interest Payment Date. The definition of Interest Payment Date set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the first Business Day of each month and the Maturity Date.”

7.13 Definition of Lenders. The definition of Lenders set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Lenders” means the Persons listed on Schedule 2.01 as having a Commitment and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Administrative Agent, in its capacity as the lender of the Special Agent Loans.”

7.14 Definition of Letter of Credit Limit. The definition of Letter of Credit Limit set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Letter of Credit Limit” means $20,000,000.”

7.15 Definition of Loan. The definition of Loan set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Loan” means a Revolving Loan, a Swingline Loan, a Special Agent Loan or the Supplemental Loan, or a combination thereof, as the context requires. For the purposes of Section 2.06 hereof, the Supplemental Loan shall not constitute a Loan.”

7.16 Definition of Loan Documents. The definition of Loan Documents set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Loan Documents” means, collectively, this Agreement, the Ratification Agreement, the ABL Intercreditor Agreement, the ABL Guarantee and Collateral Agreement and the other Collateral Documents.”

7.17 Definition of London Interbank Offered Rate. The definition of London Interbank Offered Rate set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““London Interbank Offered Rate” means, for any Interest Period, the rate of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m., London time, two Business Days prior to the first (1st) day of such Interest Period for a term comparable to such Interest Period; provided, that, if more than one rate is specified on Reuters Screen LIBOR01 Page (or such successor page), the applicable rate shall be the arithmetic mean of all such rates. In the event that such rate does not appear on such page (or otherwise on the Reuters Service), then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first (1st) day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by the London Branch of Wachovia to major banks in the London interbank eurocurrency market at their request at approximately 11:00 a.m., London time, two (2) Business Days prior to the first (1st) day of such Interest Period. “

7.18 Definition of Maturity Date. The definition of Maturity Date set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Maturity Date” means the earlier to occur of (a) Stated Expiry Date, (b) forty-five (45) days after the entry of the Interim Financing Order if the Permanent Financing Order has not been entered prior to the expiration of such forty-five (45) day period, (c) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which for purposes hereof shall be no later than the “effective date”) of a plan of reorganization filed in the Chapter 11 Cases that is confirmed pursuant to an order entered by the Bankruptcy Court or (d) the termination of the Commitments in accordance with the terms hereof; provided, that, this Agreement and all other Loan Documents must be terminated simultaneously.”

7.19 Definition of Overadvance Loan. The definition of Overadvance Loan set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Overadvance Loan” means any Revolving Loan if, after giving effect to the making thereof, the aggregate amount of the Revolving Exposures (other than any portion thereof attributable to the Special Agent Loan Exposure) exceeds an amount equal to (a) the lesser of (i) the aggregate Commitments at such time and (ii) the Borrowing Base at such time, less (b) the Specified Reserves at such time, less (c) the Availability Block. No Overadvance Loan shall cause the Aggregate Revolving Exposures to exceed the aggregate Commitments at such time.”

7.20 Definition of Overadvance Maximum Amount. The definition of Overadvance Maximum Amount set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Overadvance Maximum Amount” means, at any time, an amount determined by the Administrative Agent in its discretion to be the Overadvance Maximum Amount at such time; provided, that (a) such amount shall not exceed, at any time, $5,000,000; provided, further that the Administrative Agent and Required Lenders may increase the Overadvance Maximum Amount to an amount not to exceed, at any time, $10,000,000.”

7.21 Definition of Special Agent Loan Exposure. The definition of Special Agent Loan Exposure set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Special Agent Loan Exposure” means, at any time, and amount equal to $0.”

7.22 Definition of Special Agent Loan Maximum Amount. The definition of Special Agent Loan Maximum Amount set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Special Agent Loan Maximum Amount” means, at any time, an amount equal to $0.”

7.23 Specified Reserves. The definition of Specified Reserves set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Specified Reserves” means, as of any date of determination, Other Reserves on account of items that, in the reasonable judgment of the Administrative Agent, would result in a future cash expenditure by or on behalf of the Borrower or any Subsidiary; provided, that the Administrative Agent may at any time and from time to time, in its discretion, (a) reduce the amount of Specified Reserves below the amount that would otherwise constitute Specified Reserves determined in accordance with this definition and (b) reinstate (in whole or in part) any reduction made pursuant to clause (a), it being understood that any reduction or reinstatement made pursuant to this paragraph shall not, in itself, affect the amount of Other Reserves (which shall be determined in accordance with the definition of such term). Borrower and the Administrative Agent acknowledge and agree that the reserves provided for in Section 2.4 of the Financing Order shall constitute Specified Reserves.”

7.24 Definition of Swingline Limit. The definition of Swingline Limit set forth in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

““Swingline Limit” means $20,000,000.”

7.25 Commitments. Section 2.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

““(b) the aggregate amount of the Revolving Exposures exceeding an amount equal to (i) the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time, minus (ii) the Availability Block, minus (iii) the Specified Reserves at such time, plus (iv) the Overadvance Maximum Amount at such time, plus (v) the Special Agent Loan Maximum Amount at such time.”

7.26 Letters of Credit. Section 2.03 of the Credit Agreement is hereby amended as follows:

(a) Section 2.03(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Notice of Issuance, Amendment, Renewal and Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or send by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable LC Issuer) to the applicable LC Issuer and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of such Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as applicable (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.03(c)), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the account party for such Letter of Credit and such other information as shall be necessary to enable the applicable LC Issuer to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable LC Issuer, the Borrower also shall submit a letter of credit application on the applicable LC Issuer’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate LC Exposure will not exceed the Letter of Credit Limit and (ii) the aggregate amount of the Revolving Exposures (other than any portion thereof attributable to Overadvance Loans or Special Agent Loans) will not exceed (A) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base at such time, minus (B) the Availability Block at such time, minus (C) the Specified Reserves at such time. Each LC Issuer agrees that it will not issue, renew, extend or increase the amount of any Letter of Credit without first obtaining written confirmation from the Administrative Agent that such action is then permitted under this Agreement.”

(b) Section 2.03(l) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(l) Cash Collateralization. If any Event of Default shall occur and be continuing or if the Borrower is required to provide cash collateral pursuant to Section 2.06(b), on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.03(l), the Borrower shall deposit in an account designated by the Administrative Agent, in the name of the Administrative Agent and for the ratable benefit of the Lenders, an amount in cash equal to 110% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, (i) upon the occurrence of any Event of Default described in Section 8.01(f) and (ii) as required by Section 2.06(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.

Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense (provided that such cash collateral shall be invested solely in investments that provide for preservation of capital), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuers for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to deposit cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower (i) within three Business Days after all Events of Default have been cured or waived and (ii) promptly upon the payment in full of all the Obligations and the reduction of the aggregate LC Exposure to zero. If the Borrower is required to provide cash collateral hereunder pursuant to Section 2.06(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.06(b).”

7.27 Swingline Loans. Section 2.04(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Generally. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Swingline Exposure exceeding the Swingline Limit or (ii) the aggregate amount of the Revolving Exposures exceeding an amount equal to (A) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base at such time, minus (B) the Availability Block, minus (C) the Specified Reserves at such time, plus (D) the Overadvance Maximum Amount at such time, plus (E) the Special Agent Loan Maximum Amount at such time; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.”

7.28 Special Agent Loans. Section 2.05(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to the terms and conditions set forth herein, the Administrative Agent may, in its discretion, from time to time during the Availability Period after the occurrence and during the continuance of a Default (and notwithstanding that any conditions precedent set forth in Section 4.02 are not satisfied at the time), make Special Agent Loans to the Borrower where the Administrative Agent determines that such Special Agent Loans are necessary or desirable (i) to preserve or protect any ABL Collateral, (ii) to enhance the likelihood of, or to maximize the amount of, repayment by the Loan Parties of the Loans and other Obligations or (iii) to pay any costs, fees and expenses, or any amounts due to any LC Issuer with respect to Letters of Credit issued by it, in each case, that are payable under this Credit Agreement and the other Loan Documents; provided, however, that the aggregate principal amount of the Special Agent Loans at any time outstanding will not result in the aggregate amount of the Revolving Exposures exceeding an amount equal to (A) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base at such time, minus (B) the Availability Block, minus (C) the Specified Reserves at such time, plus (D) the Overadvance Maximum Amount at such time, plus (E) the Special Agent Loan Maximum Amount at such time. The Borrower and each Revolving Lender hereby authorizes the Administrative Agent to make the Special Agent Loans at such time or times as the Administrative Agent determines pursuant to the immediately preceding sentence, and to disburse the proceeds thereof in such manner as shall reasonably be determined by the Administrative Agent (including by making such proceeds available to a third party on behalf of the Borrower). Unless the Borrower shall have provided to the Administrative Agent a written notice to the contrary, the Borrower shall be deemed to have represented and warranted on each date of making of a Special Agent Loan that the representations and warranties of the Borrower and each other Loan Party contained in Article V or in any other Loan Document are true and correct in all material respects on and as of such date as though such representations and warranties had been made on and as of such date, except to the extent that such representations and warranties by their terms relate to an earlier date (in which case the Borrower shall be deemed to have represented and warranted on such date that such representations and warranties are true and correct in all material respects on and as of such earlier date)..”

7.29 Mandatory Prepayments. Section 2.06(b)(i) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(i) In the event and on each date that the aggregate amount of the Revolving Exposures exceeds an amount equal to (A) the lesser of (1) the aggregate Commitments at such time and (2) the Borrowing Base at such time, minus (B) the Availability Block, minus (C) the Specified Reserves at such time, plus (D) the Overadvance Maximum Amount at such time, plus (E) the Special Agent Loan Maximum Amount at such time, the Borrower shall repay or prepay Revolving Borrowings or Swingline Loans (or a combination thereof) and, after all Revolving Borrowings and Swingline Loans have been repaid in full, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.03(l), in an aggregate amount equal to such excess. Notwithstanding the foregoing, in the case of any repayment or prepayment required to be made pursuant to this paragraph due to (x) a reduction by the Administrative Agent of the Overadvance Maximum Amount or the Special Agent Loan Maximum Amount or (y) the Borrowing Base in effect at any time, as determined by the Administrative Agent, being less than the amount set forth as the “Borrowing Base” in the Borrowing Base Certificate most recently delivered by the Borrower prior to such time pursuant to Section 2.15(a), 4.01(a)(xi) or 6.17(a) (other than, in the case of clause (y), as a result of any Designated Subsidiary ceasing to be such pursuant to Section 2.15(b) or the consummation of any Disposition), the Borrower shall not be required to make any repayment or prepayment pursuant to this paragraph until the fifth Business Day after the date of notice of such reduction, or of such deficiency, to the Borrower by the Administrative Agent. Any repayment or prepayment made pursuant to this paragraph shall not, in itself, result in a reduction of any Commitment.”

7.30 Optional Termination or Reduction. Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 2.07 Termination of Commitments.

(a) Automatic Termination. The Commitments shall automatically terminate on the Maturity Date. The obligation of any LC Issuer to issue, amend, renew or extend any Letter of Credit shall terminate on the Maturity Date.

(b) Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination of the Commitments under Section 2.07(a). All fees accrued on the amount of the Commitments so terminated to, but excluding, the date of any such termination shall be payable on the effective date of such termination.”

7.31 Commitment Fees. Section 2.10(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the rate of 1.00% per annum on the average daily unused amount of the Commitment of such Lender during the period from and including February 1, 2009 to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after February 1, 2009. For purposes of computing commitment fees pursuant to this Section, a Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure and the Special Agent Loan Exposure of such Lender shall be disregarded for such purpose).”

7.32 Limits and Sublimits. Section 2 of the Credit Agreement is hereby amended by adding the following new Section 2.16 at the end of such Section:

“2.16 All limits and sublimits set forth in this Agreement, and any formula or other provision to which a limit or sublimit may apply, shall be determined on an aggregate basis considering together both the Pre-Petition Obligations and the Post-Petition Obligations.”

7.33 Conditions Precedent to Each Credit Extension. Section 4.02(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) The Borrower shall have delivered evidence reasonably satisfactory to the Administrative Agent that, as of the date of such Credit Extension and after giving effect thereto (and to any prepayments to be made concurrently with such Credit Extension), the aggregate amount of the Revolving Exposures shall not exceed an amount equal to (i) the lesser of (A) the aggregate Commitments at such time and (B) the Borrowing Base at such time, minus (ii) the Availability Block, minus (iii) the Specified Reserves at such time, plus (iv) the Overadvance Maximum Amount at such time, plus (v) the Special Agent Loan Maximum Amount at such time.”

7.34 Existence, Qualification and Power; Compliance with Laws. Section 5.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.01. Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Subsidiaries (other than any Dormant Subsidiaries) (a) is duly organized or formed and validly existing under the Laws of the jurisdiction of its incorporation or organization, (b) upon the entry of the Financing Order, has all requisite power and authority and all requisite governmental licenses, authorizations (including good standing), consents and approvals (i) to own or lease its assets and carry on its business and (ii) to execute, deliver and perform its obligations under the Loan Documents to which it is or is to be a party and to consummate the Transactions, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws and licenses, authorizations and permits of Governmental Authorities in favor of such Loan Party, except in the case of clauses (b)(i), (c) and (d), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

7.35 Authorization; No Contravention. Section 5.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is or is to be a party are within such Loan Party’s corporate or other powers, upon the entry of the Financing Order, have been duly authorized by all necessary corporate or other organizational action and do not and will not, except to the extent that such breach, contravention or conflict could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) contravene the terms of any of such Loan Party’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens and Liens created under the Financing Orders or permitted thereby) under, or require any payment to be made under (i) any Contractual Obligation to which such Loan Party is a party or, to such Loan Party’s knowledge, affecting such Loan Party or the properties of such Loan Party or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property is subject, or (c) violate any Law or any license, authorization or permit of a Governmental Authority reasonably necessarily in the conduct of such Loan Party’s business. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.”

7.36 Binding Effect. Section 5.04 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.04. Binding Effect. Subject to the entry of the Financing Order, this Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms and the Financing Order, except to the extent such enforceability may be limited by the effect of applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles relating to enforceability.”

7.37 No Material Adverse Effect. Section 5.05(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b) Since the Petition Date, there has been no event or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.”

7.38 Litigation. Section 5.06 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.06. Litigation. Except as disclosed on Schedule 5.06, with the exception of the Chapter 11 Cases, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any of its Subsidiaries or against any of their properties or revenues that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.”

7.39 No Default. Section 5.07 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.07. No Default. Except as a result of the commencement of the Chapter 11 Cases, neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.”

7.40 Solvency. Section 5.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.17 [Reserved].”

7.41 Certain Accounts. Section 5.19 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 5.19. Certain Accounts. All of the deposit accounts in the name of or used by any Loan Party maintained at any bank or other financial institution are set forth on Schedule 5 to the Perfection Certificate, subject to the right of each Loan Party to establish new accounts so long as the Guarantee and Collateral Requirement with respect thereto shall have been satisfied.”

7.42 Use of Proceeds. Section 6.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.12. Use of Proceeds. Use the proceeds of the Loans shall be in accordance with Section 5.2 of the Ratification Agreement.”

7.43 Collateral Reporting. Section 6.17(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.17 Collateral Reporting. (a) Provide to the Administrative Agent the following documents:

(i) on a daily basis, a Borrowing Base Certificate, executed and certified on behalf of the Borrower as accurate and complete in all material respects by a Responsible Officer of the Borrower, together with all exhibits, schedules and other supporting information as is provided in the form of such certificate or as the Administrative Agent shall reasonably request, including, but not limited to, (A) daily rollforwards of accounts receivable and (B) a certificate signed by a Responsible Officer of the Borrower, in form and detail reasonably satisfactory to the Administrative Agent, setting forth the aggregate Accounts of the Borrower and the Designated Subsidiaries as of such date and the aggregate sales, collections and credit memos with respect to accounts receivable of the Borrower and the Designated Subsidiaries as of such date, together with such supporting information as the Administrative Agent shall reasonably request;

(ii) as soon as practicable, and in any event within two (2) calendar days, after the end of each week, a summary perpetual inventory report with respect to the Inventory of the Borrower and the Designated Subsidiaries as of the end of such week;

(iii) as soon as practicable, and in any event within ten (10) calendar days, after the end of each fiscal month of the Borrower, (A) a summary inventory report, setting forth the Inventory of the Borrower and the Designated Subsidiaries by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehousers, processors or other third parties from time to time in possession of any ABL Collateral), (B) a summary of aging of accounts receivable of the Borrower and the Designated Subsidiaries, together with a reconciliation to the previous fiscal month’s aging and general ledger, and (C) a summary aging of accounts payable of the Borrower and the Designated Subsidiaries (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any ABL Collateral);

(iv) copies of all financial reports, schedules and other materials and information at any time furnished by or on behalf of Borrower or any Subsidiary Loan Party to the Bankruptcy Court, or the U.S. Trustee or to any creditors’ committee or Borrower’s or such Subsidiary Loan Party’s shareholders, concurrently with the delivery thereof to the Bankruptcy Court, creditors’ committee, U.S. Trustee or shareholders, as the case may be; and

(v) such other information with respect to the ABL Collateral as the Administrative Agent shall reasonably request from time to time.”

7.44 Evaluations of the Borrowing Base and Related Assets. Section 6.18 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.18. Evaluations of the Borrowing Base and Related Assets. Permit any representatives designated by the Administrative Agent (including any consultants, accountants, lawyers and appraisers retained by the Administrative Agent) to conduct from time to time evaluations of the Borrower’s computation of the Borrowing Base and the assets included in the Borrowing Base (and such other assets and properties of the Borrower or the Subsidiaries as the Administrative Agent may reasonably require), including field examinations and appraisals of such assets, all at reasonable times and upon reasonable advance notice to the Borrower. Notwithstanding the foregoing, so long as no Event of Default exists and is continuing, it is agreed that not less than three (3) but not more than four (4) field examinations and not less than two (2) but not more than three (3) appraisals may be conducted in any 12-month period.”

7.45 Sale of Assets, Consolidation, Merger, Disabilities, Etc. Notwithstanding anything to the contrary contained in Section 7.05 of the Credit Agreement or any other provision of the Credit Agreement, the ABL Guarantee and Collateral Agreement or the other Loan Documents, Borrower and Subsidiary Loan Parties shall not directly or indirectly sell, transfer, lease, encumber, return or otherwise dispose of any portion of the ABL Collateral or any other assets of Borrower and Subsidiary Loan Parties, including, without limitation, assume, reject or assign any leasehold interest or enter into any agreement to return Inventory to vendor, whether pursuant to Section 546 of the Bankruptcy Code or otherwise, without the prior written consent of Agent (and no such consent shall be implied, from any other action, inaction or acquiescence by Agent or any Lender) except for sales of Borrower’s and Subsidiary Loan Parties’ Inventory in the ordinary course of their business.

7.46 Investments in Foreign Subsidiaries. Notwithstanding anything to the contrary contained in Section 7.03 of the Credit Agreement or any other provision of the Credit Agreement, the ABL Guarantee and Collateral Agreement or the other Loan Documents, Borrower and Subsidiary Loan Parties shall not directly or indirectly make any Investments in any Foreign Subsidiaries or in any Subsidiaries that are not Subsidiary Loan Parties except for the Investments outstanding as of the date hereof or except as specifically permitted by Agent and Required Lenders in their sole discretion.

7.47 Events of Default. Section 8.01 of the Credit Agreement is hereby amended as follows:

(a) Section 8.01(a) of the Credit Agreement is hereby amended and restated in its entirety as follows.

“(a) Non-Payment. Any Loan Party shall fail (i) to pay when due any amount of principal of any Loan or the Supplemental Loan, or any reimbursement obligation in respect of any LC Disbursement, (ii) to pay within three days after the same becomes due, any interest on any Loan, on the Supplemental Loan or on any LC Disbursement, or any fee due hereunder, or (iii) to pay within five days after the same becomes due any other amount payable hereunder or under any other Loan Document;”

(b) Section 8.01(e) of the Credit Agreement is hereby amended and restated in its entirety as follows.

“(e) Cross-Default. (i) Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder) and such failure shall continue after the applicable grace period or (B) fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure or such other event is to cause, or to permit the holder or holders of Material Indebtedness to cause (after the applicable grace period, with the giving of notice if required), such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; provided, that an Event of Default shall not be deemed to have occurred as a result of any of the foregoing failures, defaults or occurrences, which arise as a direct result of the filing of the Chapter 11 Cases by any Loan Party;”

(c) Sections 8.01(f) and 8.01(g) of the Credit Agreement are hereby amended to delete all references to “any Loan Party” and substitute “any Loan Party (other than Debtors)” therefor.

(d) Section 8.01 of the Credit Agreement is hereby amended by (i) deleting the reference to the word “or” at the end of Section 8.01(l), (ii) replacing the period appearing at the end of Section 8.01(m) with a semicolon, and (iii) adding the following:

“(n) the occurrence of any condition or event which permits the Administrative Agent and Lenders to exercise any of the remedies set forth in the Financing Order, including, without limitation, any “Event of Default” (as defined in the Financing Order);

(o) the termination or non-renewal of the Loan Documents as provided for in the Financing Order;

(p) any Loan Party suspends or discontinues or is enjoined by any court or governmental agency from continuing to conduct all or any material part of its business, or a trustee, receiver or custodian is appointed for any Loan Party, or any of their respective properties;

(q) any act, condition or event occurring after the Petition Date that has or would reasonably be expected to have a Material Adverse Effect upon the assets of any Loan Party, or the ABL Collateral or the rights and remedies of the Administrative Agent and Lenders under the Credit Agreement or any other Loan Documents or the Financing Order;

(r) conversion of any Chapter 11 Case to a Chapter 7 case under the Bankruptcy Code;

(s) dismissal of any Chapter 11 Case or any subsequent Chapter 7 case either voluntarily or involuntarily;

(t) the grant of a lien on or other interest in any property of any Loan Party (other than a Permitted Lien or by the Financing Order) or an administrative expense claim (other than such administrative expense claim permitted by the Financing Order or the Ratification Agreement), including by the grant of or allowance by the Bankruptcy Court which is superior to or ranks in parity with the Administrative Agent’s and Lenders’ security interest in or lien upon the ABL Collateral or their Superpriority Claim (as defined in the Financing Order);

(u) the Financing Order shall be modified, reversed, revoked, remanded, stayed, rescinded, vacated or amended on appeal or by the Bankruptcy Court without the prior written consent of the Administrative Agent (and no such consent shall be implied from any other authorization or acquiescence by the Administrative Agent or any Lender);

(v) the appointment of a trustee pursuant to Sections 1104(a)(1) or 1104(a)(2) of the Bankruptcy Code;

(w) the appointment of an examiner with special powers pursuant to Section 1104(a) of the Bankruptcy Code;

(x) the filing of a plan of reorganization or liquidation by or on behalf of any Loan Party, to which the Administrative Agent has not consented in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein; or

(y) the confirmation of any plan of reorganization or liquidation in the Chapter 11 Case of any Loan Party, to which the Administrative Agent has not consented to in writing, which does not provide for payment in full of all Obligations on the effective date thereof in accordance with the terms and conditions contained herein.”

7.48 Remedies Upon Event of Default. Section 8.02 of the Credit Agreement is hereby amended as follows:

(a) Section 8.02(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c) require that the Borrower (i) cash collateralize the LC Exposure in accordance with Section 2.03(l) or (ii) deposit, subject to Section 4.02 of the ABL Guarantee and Collateral Agreement, in an account designated by the Administrative Agent, in an amount in cash equal to 110% of any Lender Party’s exposure under each Swap Contract where such Lender Party is a counterparty thereto (other than any such Swap Contract with respect to which the Lender Party that is the counterparty thereto shall have agreed in writing that such Swap Contract shall be deemed not to be a “Swap Contract” for purposes of the ABL Guarantee and Collateral Agreement); and”

(b) The last clause of Section 8.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“provided, however, that upon the occurrence any Event of Default with respect to the Borrower described in Section 8.01(f), the Commitments shall automatically terminate, the unpaid principal amount of all outstanding Loans (including, without limitation, the Supplemental Loan) and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure and the exposure under any Swap Contract as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.”

7.49 Arranger and Documentation Agent Duties. Section 9.09 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 9.09. No Arranger or Documentation Agent Duties. Anything herein to the contrary notwithstanding, no Arranger or Documentation Agent shall have any duties or responsibilities under this Agreement or any of the other Loan Documents solely in its capacity as an Arranger or Documentation Agent.”

7.50 Notices. Schedule 10.02 of the Credit Agreement is hereby amended by adding that any notices, requests and demands also be sent to the following parties:

If to Administrative Agent or any Lender with a copy to:	Otterbourg, Steindler, Houston & Rosen, P.C. 230 Park Avenue New York, New York 10169
	Facsimile No.:	(212) 682-6104
	Attention:	Jonathan N. Helfat, Esq.

7.51 Expenses; Indemnity; Damage Waiver. Section 10.04 of the Credit Agreement is hereby amended by (a) inserting the phrase “, each Supplemental Loan Participant” after the word “Agents” in clause (iii) of Section 10.04(a), (b) inserting the phrase “, advisors (including without limitation Lazard Frères & Co. LLC as advisor to certain Supplemental Loan Participants)” after the word “consultants” in clause (v) of Section 10.04(a), (c) inserting the phrase “, each Supplemental Loan Participant” after the word “Lender” in clause (ix) of Section 10.04(a), and (d) inserting the phrase “, each Supplemental Loan Participant” after the word “Lender” in the first sentence of Section 10.4(b).

7.52 Successors and Assigns. Section 10.06 of the Credit Agreement is hereby amended as follows:

(a) Section 10.06(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d) Right to Assign. Each Lender shall have the right at any time to assign to any Eligible Assignee all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment and Loans or of any other Obligations; provided, that (i) except in the case of assignments made by GSCP or Wachovia, the Administrative Agent and each LC Issuer must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Person meeting the criteria of clause (a) of the definition of the term Eligible Assignee, or any assignment made at a time when an Event of Default shall have occurred and be continuing, the Borrower must give its prior written consent to such assignment (which consent shall not be unreasonably withheld), (iii) except in the case of an assignment to a Person meeting the criteria of clause (a) of the definition of the term Eligible Assignee or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, (iv) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Notwithstanding the foregoing, in the case of any assignment by any Lender to any Supplemental Loan Participant, the Administrative Agent must give its prior written consent to such Supplemental Loan Participant as a condition precedent to such assignment.”

(b) Section 10.06(f) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Loans represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the Commitments and Loans; and (iii) it will make or invest in its Commitment and Loans for its own account in the ordinary course and without a view to distribution of such Commitment or Loans in violation of the Securities Laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).”

7.53 Governing Law. Section 10.13(a) of the Credit Agreement is hereby amended by adding the following at the end thereof:

“except to the extent that the provisions of the Bankruptcy Code are applicable and specifically conflict with the foregoing.”

7.54 Schedule 2.01. Schedule 2.01 of the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A attached hereto.

8.	AMENDMENTS TO ABL COLLATERAL AGREEMENT.

8.1 Secured Parties. The definition of Secured Parties set forth in Section 1.02 of the ABL Guarantee and Collateral Agreement is hereby amended and restated in its entirety as follows:

““Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) the Collateral Agent, (d) the Syndication Agent, (e) the Arrangers, (f) the LC Issuers, (g) the Lender Parties to whom any of the Obligations are owed, (h) the Supplemental Loan Lender and (i) the permitted successors and assigns of each of the foregoing.”

8.2 Indebtedness. Section 3.03(d) of the ABL Guarantee and Collateral Agreement is hereby amended and restated in its entirety as follows:

“(d) The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at any time, to inspect the ABL Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the ABL Collateral is located, to discuss the Loan Parties’ affairs with the officers of the Loan Parties and their independent accountants and to verify under reasonable procedures, in accordance with Section 6.11 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the ABL Collateral. In the case of Accounts or other ABL Collateral in the possession of any third Person, the Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right to verify, at any time, the validity, amount, quality, quantity, value, condition and status thereof by contacting Account Debtors or the third Person possessing such ABL Collateral for the purpose of making such a verification. The Loan Parties shall be required to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent or any other Person in connection with any inspection or verification referred to in this paragraph.”

8.3 Other Actions. Section 3.04 of the ABL Guarantee and Collateral Agreement is hereby amended as follows:

(a) Section 3.04(b) of the ABL Guarantee and Collateral Agreement is hereby amended and restated in its entirety as follows:

“(b) Deposit Accounts. For each Deposit Account that any Loan Party at any time opens or maintains, such Loan Party shall either (i) cause the depositary bank to agree to comply with instructions from the Collateral Agent to such depositary bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Loan Party or any other Person, pursuant to an agreement reasonably satisfactory to the Collateral Agent, or (ii) arrange for the Collateral Agent to become the customer of the depositary bank with respect to the Deposit Account, with the Loan Party being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw funds from such Deposit Account. The provisions of this paragraph shall not apply to Deposit Accounts for which the Collateral Agent is the depositary bank.”

(b) Section 3.04(c) of the ABL Guarantee and Collateral Agreement is hereby amended and restated in its entirety as follows:

“(c) Investment Property. If any Investment Property now or hereafter acquired by any Loan Party is held by such Loan Party or its nominee through a securities intermediary, and such Investment Property constitutes ABL Collateral, such Loan Party shall immediately notify the Collateral Agent thereof and, at the Collateral Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) use commercially reasonable efforts to cause such securities intermediary to agree to comply with entitlement orders or other instructions from the Collateral Agent to such securities intermediary as to such security entitlements without further consent of any Loan Party or such nominee, or (ii) in the case of Financial Assets or other Investment Property held through a securities intermediary, use commercially reasonable efforts to arrange for the Collateral Agent to become the entitlement holder with respect to such Investment Property, with the Loan Party being permitted, only with the consent of the Collateral Agent, to exercise rights to withdraw or otherwise deal with such Investment Property. The provisions of this paragraph shall not apply to any Financial Assets credited to a securities account for which the Collateral Agent is the securities intermediary.”

8.4 Payments. Section 4.02 of the ABL Guarantee and Collateral Agreement is hereby amended by adding the following at the end of such Section:

“Without limiting the generality of the foregoing, the Collateral Agent may, in its discretion, apply any such payments or proceeds first to the Pre-Petition Obligations until such Pre-Petition Obligations are paid and satisfied in full.”

9.	SUPPLEMENTAL LOAN.

9.1 Supplemental Loan. In addition to the Revolving Loans under Section 2.01 of the Credit Agreement, as a one time financial accommodation to Borrower, Supplemental Loan Lender shall make, subject to the terms and conditions contained herein, a supplemental loan to Borrower in the principal amount equal to the lesser of: (a) $45,000,000 and (b) the sum of (i) 100% of the Eligible Accounts of the Borrower and the Designated Subsidiaries calculated as of the date hereof and (ii) the lesser of (A) 100% of the Value of the Eligible Inventory of the Borrower and the Designated Subsidiaries and (B) 100% of the Net Recovery Percentage multiplied by the Value of such Eligible Inventory; each as calculated as of the date hereof (the “Supplemental Loan”). The Supplemental Loan shall be funded in full on the date hereof. The Supplemental Loan shall constitute part of the Obligations and shall be secured by all of the ABL Collateral. Except for the making of the Supplemental Loan as set forth in this Section 9.1, Borrower shall have no right to request and Supplemental Loan Lender shall have no obligation to make any additional loans or advances to Borrower under this Section 9.1 and any repayments of the Supplemental Loan shall not be subject to any readvance to or reborrowing by Borrower.

9.2 Interest and Fees. Borrower shall pay interest and fees and such other consideration in respect of the Supplemental Loan as set forth on Schedule 9.2 and Schedule 9.2(a) annexed hereto and made a part hereof. All such interest and fees may be charged by Agent to any account of Borrower maintained by Agent. No modifications to Schedule 9.2(a) shall be made without the written consent of each of the Supplemental Loan Participants.

9.3 Repayment.

(a) Subject to the provisions of Section 9.3(b) below, Borrower shall repay the principal amount of the Supplemental Loan, together with all accrued interest thereon, in full, in cash or other immediately available funds on the Maturity Date.

(b) Notwithstanding anything to the contrary contained in Section 9.3(a) above, on the Maturity Date or if the Obligations are due and payable in full prior to the Maturity Date after the occurrence of an Event of Default, Agent, for itself and the other Lenders, and the Supplemental Loan Lender hereby agree that the Obligations then due and payable shall be repaid as follows: first, to the payment in full of all Obligations then due and payable (other than the Supplemental Loan, together with all accrued and unpaid interest, fees, charges and expenses payable hereunder in respect thereof), in cash or other immediately available funds, in accordance with the terms of Section 4.02 of the ABL Guarantee and Collateral Agreement; and second, to the payment in full in cash of other immediately available funds of the Supplemental Loan, together with all accrued and unpaid interest and fees with respect thereto.

9.4 Amendments; Voting.

(a) With respect to amendments, modifications and waivers to any of the Loan Documents, Supplemental Loan Lender shall not be considered a lender for voting purposes, including, without limitation, for purposes of the definition of “Required Lenders”.

(b) Without the prior written consent of Supplemental Loan Participants, no Loan Document may be amended, supplemented or otherwise modified, and no new Loan Document may be entered into, to the extent such amendment, supplement or other modification or new document would:

(i) amend or modify any term or provision of this Section 9, including, without limitation, Schedule 9.2 hereof,

(ii) contractually subordinate the Liens of the Agent to any other debt of Borrower or any Subsidiary Loan Party;

(iii) consent to the incurrence of any Indebtedness other than Indebtedness permitted under the Credit Agreement or this Ratification Agreement, except to the extent consented to in writing by Agent and Supplemental Loan Participants;

(iv) (A) extend the Stated Expiry Date as to the repayment of the Supplemental Loan, or (B) extend the Stated Expiry Date for more than six (6) months as to any of the Obligations other than the Supplemental Loan; or

(v) increase the Eligible Accounts or Eligible Inventory advance rate percentages as set forth in the definition of Borrowing Base by more than five (5%).

9.5 Reports and Other Information. Agent shall furnish to Supplemental Loan Participants all Reports, appraisals with respect to the ABL Collateral and financial statements with respect to Borrower and its Subsidiaries received by Agent in accordance with the terms of the Loan Documents; except, that Agent may furnish such other information, documents and reports prepared by Agent or any of its consultants, accountants, advisors, attorneys and other professionals in its sole discretion.

9.6 Conditions Precedent to Supplemental Loan. In addition to the Conditions Precedent set forth in Section 11 below and Section 4.02(b) of the Credit Agreement, the obligation of Supplemental Loan Lender to make the Supplemental Loan to Borrower as set forth in this Section 9 shall be conditioned upon:

(a) the execution and delivery of the Supplemental Loan Junior Participation Agreement by the Supplemental Loan Participants;

(b) the receipt by Supplemental Loan Lender, for the benefit of Supplemental Loan Participants, of the fees required to be paid on the effective date of this Ratification Agreement pursuant to Section 9.2 hereof and all expenses owing to the Supplemental Loan Participants shall be paid; and

(c) the receipt by Supplemental Loan Lender of cash or other immediately available funds representing the purchase by Supplemental Loan Participant of a 100% junior participation in the Supplemental Loan.

10.	RELEASE.

10.1 Release of Pre-Petition Claims.

(a) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond forty-five (45) calendar days after the date of the Interim Financing Order, in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, Borrower and each Subsidiary Loan Party, pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, on behalf of itself and its respective successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender and their respective successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees and other representatives (Agent, each Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Pre-Petition Released Claim” and collectively, “Pre-Petition Released Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower or any Subsidiary Loan Party, or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.

(b) Upon the earlier of (i) the entry of the Permanent Financing Order or (ii) the entry of an Order extending the term of the Interim Financing Order beyond forty-five (45) calendar days after the date of the Interim Financing Order, Borrower and each Subsidiary Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Pre-Petition Released Claim released, remised and discharged by Borrower and each Subsidiary Loan Party pursuant to this Section 10.1. If Borrower or any Subsidiary Loan Party violates the foregoing covenant, Borrower and Subsidiary Loan Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.2 Release of Post-Petition Claims. Upon (a) the receipt by Agent, on behalf of itself and the other Lenders, of payment in full of all Obligations in cash or other immediately available funds, plus cash collateral or other collateral security acceptable to Agent to secure any Obligations that survive or continue beyond the termination of the Loan Documents, and (b) the termination of the Loan Documents (the “Payment Date”), in consideration of the agreements of Agent and Lenders contained herein and the making of any Loans by Agent and Lenders, Borrower and each Subsidiary Loan Party hereby covenants and agrees to execute and deliver in favor of Agent, Lenders and Supplemental Loan Lender a valid and binding termination and release agreement, in form and substance satisfactory to Agent. If Borrower or any Subsidiary Loan Party violates such covenant, Borrower and Subsidiary Loan Parties agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

10.3 Releases Generally.

(a) Borrower and each Subsidiary Loan Party understands, acknowledges and agrees that the releases set forth above in Sections 10.1 and 10.2 hereof may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such releases.

(b) Borrower and each Subsidiary Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the releases set forth in Section 10.1 hereof and, when made, Section 10.2 hereof.

11.	CONDITIONS PRECEDENT.

In addition to any other conditions contained herein or the Credit Agreement, as in effect immediately prior to the Petition Date, with respect to the Loans and other financial accommodations available to Borrower (all of which conditions, except as modified or made pursuant to this Ratification Agreement shall remain applicable to the Loans and be applicable to other financial accommodations available to Borrower), the following are conditions to Agent’s, Lenders’ and Supplemental Loan Lender’s obligation to extend further loans, advances or other financial accommodations to Borrower pursuant to the Credit Agreement:

11.1 Borrower and Subsidiary Loan Parties shall furnish to Agent and Lenders all financial information, projections, budgets, business plans, cash flows and such other information as Agent and Lenders shall reasonably request from time to time;

11.2 As of the Petition Date, the Existing Loan Documents shall not have been terminated;

11.3 No trustee, examiner or receiver or the like shall have been appointed or designated with respect to Borrower or any Subsidiary Loan Party, as Debtor and Debtor-in-Possession, or its respective business, properties and assets and no motion or proceeding shall be pending seeking such relief;

11.4 The execution and delivery of this Ratification Agreement, a Perfection Certificate, an omnibus Secretary’s Certificate and all other Loan Documents to be delivered in connection herewith by Borrower and Subsidiary Loan Parties in form and substance satisfactory to Agent;

11.5 The Interim Financing Order or other Order(s) of the Bankruptcy Court shall have been entered by the Bankruptcy Court and shall, among other things, ratify and amend the Blocked Account Agreement and deposit account arrangements of Borrower and Subsidiary Loan Parties to reflect the commencement of the Chapter 11 Cases, that each Debtor, as Debtor and Debtor-in-Possession, is the successor in interest to Borrower or such Subsidiary Loan Party, as the case may be, that the Obligations include both the Pre-Petition Obligations and the Post-Petition Obligations, and that the ABL Collateral includes both the Pre-Petition Collateral and the Post-Petition Collateral as provided for in this Ratification Agreement;

11.6 The execution and delivery to Agent and Lenders of all other Loan Documents, and other agreements, documents and instruments which, in the good faith judgment, of Agent are necessary or appropriate. The implementation of the terms of this Ratification Agreement and the other Loan Documents, as modified pursuant to this Ratification Agreement, all of which contains provisions, representations, warranties, covenants and Events of Default, as are satisfactory to Agent and its counsel;

11.7 Satisfactory review by counsel for Agent of legal issues attendant to the post-petition financing transactions contemplated hereunder;

11.8 Borrower and each Subsidiary Loan Party shall comply in full with the notice and other requirements of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the Interim Financing Order in a manner acceptable to Agent and its counsel, and such Interim Financing Order shall have been entered by the Bankruptcy Court (the “Interim Financing Order”) authorizing the secured financing under the Loan Documents as ratified and amended hereunder on the terms and conditions set forth in this Ratification Agreement and, among other things, modifying the automatic stay, authorizing and granting the senior security interest and liens in favor of Agent and Lenders described in this Ratification Agreement and in the Interim Financing Order, and granting super-priority expense claims to Agent and Lenders with respect to all obligations due Agent and Lenders, subject only to the Carve-Out Expenses (as defined in the Interim Financing Order). The Interim Financing Order shall authorize post-petition financing under the terms set forth in this Ratification Agreement in an amount acceptable to Agent and Lenders, in their sole discretion, and it shall contain such other terms or provisions as Agent and its counsel shall require;

11.9 With respect to further credit after expiration of the Interim Financing Order, on or before the expiration of the Interim Financing Order, the Bankruptcy Court shall have entered a Permanent Financing Order authorizing the secured financing on the terms and conditions set forth in this Ratification Agreement, granting to Agent and Lenders the senior security interests and liens described above and super-priority administrative expense claims described above (subject to the Carve-Out Expenses and except as otherwise specifically provided in the Interim Financing Order), and modifying the automatic stay and other provisions required by Agent and its counsel (“Permanent Financing Order”). Neither Agent, any Lender nor Supplemental Loan Lender shall have provided any Loans (or other financial accommodations) other than those authorized under the Interim Financing Order unless, on or before the expiration of the Interim Financing Order, the Permanent Financing Order shall have been entered, and there shall be no appeal or other contest with respect to either the Interim Financing Order or the Permanent Financing Order and the time to appeal to contest such order shall have expired;

11.10 Other than the voluntary commencement of the Chapter 11 Cases, no material impairment of the priority of Agent’s and Lenders’ security interests in the ABL Collateral shall have occurred from the date of the latest field examinations of Agent and Lenders to the Petition Date; and

11.11 No Event of Default (other than Event of Default resulting from the filing of the Chapter 11 Cases by Borrower and each Subsidiary Loan Party) shall have occurred or be existing under any of the Existing Loan Documents, as modified pursuant hereto, and assumed by Borrower and Subsidiary Loan Parties.

12.	MISCELLANEOUS.

12.1 Amendments and Waivers. Neither this Ratification Agreement nor any other instrument or document referred to herein or therein may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

12.2 Further Assurances. Borrower and each Subsidiary Loan Party shall, at its expense, at any time or times duly execute and deliver, or shall use its commercially reasonable efforts to cause to be duly executed and delivered, such further agreements, instruments and documents, including, without limitation, additional security agreements, collateral assignments, UCC financing statements or amendments or continuations thereof, landlord’s or mortgagee’s waivers of liens and consents to the exercise by Agent and Lenders of all the rights and remedies hereunder, under any of the other Loan Documents, any Financing Order or applicable law with respect to the ABL Collateral, and do or use its best efforts to cause to be done such further acts as may be reasonably necessary or proper in Agent’s opinion to evidence, perfect, maintain and enforce the security interests of Agent and Lenders, and the priority thereof, in the ABL Collateral and to otherwise effectuate the provisions or purposes of this Ratification

Agreement, any of the other Loan Documents or the Financing Order. Upon the request of Agent, at any time and from time to time, Borrower and each Subsidiary Loan Party shall, at its cost and expense, do, make, execute, deliver and record, register or file updates to the filings of Agent and Lenders with respect to the Intellectual Property with the United States Patent and Trademark Office, the financing statements, mortgages, deeds of trust, deeds to secure debt, and other instruments, acts, pledges, assignments and transfers (or use its best efforts to cause the same to be done) and will deliver to Agent and Lenders such instruments evidencing items of ABL Collateral as may be requested by Agent.

12.3 Headings. The headings used herein are for convenience only and do not constitute matters to be considered in interpreting this Ratification Agreement.

12.4 Counterparts. This Ratification Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same agreement. In making proof of this Ratification Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Ratification Agreement by telefacsimile or other electronic means shall have the same force and effect as delivery of an original executed counterpart of this Ratification Agreement. Any party delivering an executed counterpart of this Ratification Agreement by telefacsimile also shall deliver an original executed counterpart of this Ratification Agreement, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Ratification Agreement as to such party or any other party.

12.5 Additional Events of Default. The parties hereto acknowledge, confirm and agree that the failure of Borrower or any Subsidiary Loan Party to comply with any of the covenants, conditions and agreements contained herein or in any other agreement, document or instrument at any time executed by Borrower or such Subsidiary Loan Party in connection herewith shall constitute an Event of Default under the Loan Documents.

12.6 Costs and Expenses. Borrower shall pay to Agent and Lenders on demand all costs and expenses that Agent or any Lender pays or incurs in connection with the negotiation, preparation, consummation, administration, enforcement, and termination of this Ratification Agreement and the other Loan Documents and the Financing Order, including, without limitation: (a) reasonable attorneys’ and paralegals’ fees and disbursements of counsel to, and reasonable fees and expenses of consultants, accountants and other professionals retained by, Agent and any Lender; (b) costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) for any amendment, supplement, waiver, consent, or subsequent closing in connection with this Ratification Agreement, the other Loan Documents, the Financing Order and the transactions contemplated thereby; (c) taxes, fees and other charges for recording any agreements or documents with any governmental authority, and the filing of UCC financing statements and continuations, and other actions to perfect, protect, and continue the security interests and liens of Agent and Lenders in the ABL Collateral; (d) sums paid or incurred to pay any amount or take any action required of Borrower and Subsidiary Loan Parties under the Loan Documents or the Financing Order that Borrower and Subsidiary Loan Parties fail to pay or take; (e) costs of appraisals, inspections and verifications of the ABL Collateral and including travel, lodging, and meals for inspections of the ABL Collateral and the Debtors’ operations by Agent or its agent and to attend court hearings or otherwise in connection with the Chapter 11 Cases; (f) costs and expenses of preserving and protecting the ABL Collateral; (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the ABL Collateral and the Debtors’ operations, plus a per diem charge at the rate of $1,000 per person per day for Agent’s examiners in the field and office; (h) costs and expenses (including attorneys’ and paralegals’ fees and disbursements) paid or incurred to obtain payment of the Obligations, enforce the security interests and liens of Agent and Lenders, sell or otherwise realize upon the ABL Collateral, and otherwise enforce the provisions of this Ratification Agreement, the other Loan Documents and the Financing Order, or to defend any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby (including, without limitation, preparations for and consultations concerning any such matters), and (i) reasonable costs and expenses (including reasonable attorneys’ and paralegals’ fees and disbursements) and reasonable fees and expenses of consultants, accountants, advisors and other professionals retained by Supplemental Loan Participants (including, without limitation, Lazard Frères & Co. LLC as advisor to Harbinger), provided that the aggregate amount of such costs and expenses under this Section 12.6(i) shall not exceed the amounts set forth in the Budget for such costs and expenses. The foregoing shall not be construed to limit any other provisions of the Loan Documents regarding costs and expenses to be paid by Borrower. All sums provided for in this Section 12.6 shall be part of the Obligations, shall be payable on demand, and shall accrue interest after demand for payment thereof at the highest rate of interest then payable under the Loan Documents. Agent is hereby irrevocably authorized to charge any amounts payable hereunder directly to any of the account(s) maintained by Agent with respect to Borrower or any Subsidiary Loan Party.

12.7 Purchase Option by Supplemental Loan Participants.

(a) Notwithstanding anything to the contrary herein, Agent, Supplemental Loan Lender and Lenders herby agree that, at any time, one or more of the Supplemental Loan Participants (the “Purchasing Participants”) shall have the option (the “Purchase Option”), upon the delivery of written notice to Agent to purchase from Agent, Lenders and Supplemental Loan Lender all of Agent’s, Supplemental Loan Lender’s and Lenders’ right, title and interest in, to and under (i) the Obligations owing to Agent, Supplemental Loan Lender and Lenders on the Purchase Date (as defined below) and (ii) the Loan Documents (collectively, the “Purchased Obligations”) in accordance with the terms and conditions hereof. Except as expressly provided in the last sentence of this Section 12.7, the written notice required to be delivered under this Section 12.7(a) to Agent (the “Purchase Notice”) shall be irrevocable, unless otherwise agreed to in writing by Agent.

(b) On the date specified by Purchasing Participants (the “Purchase Date”) in the Purchase Notice (which shall not be less than five (5) Business Days, nor more than twenty (20) Business Days after the receipt by Agent of the Purchase Notice), Agent, Supplemental Loan Lender and Lenders shall, subject to any required approval of any court or other governmental authority, if any, sell to Purchasing Participants, and Purchasing Participants shall purchase from Agent, Supplemental Loan Lender and Lenders, all of the Purchased Obligations; provided, that, Agent and Lenders shall retain all rights to be indemnified or held harmless by Debtors in accordance with the terms of the Loan Documents, but shall not retain any rights to the security therefor under the Loan Documents, provided, further, that in no event shall the foregoing be construed to limit or restrict the Obligations owing by Debtors to Purchasing Participants after the exercise of the Purchase Option from being secured by the Collateral, which shall include the Purchased Obligations and the Supplemental Loan.

(c) On the Purchase Date, Agent, Supplemental Loan Lender and Lenders shall sell and assign to the Purchasing Participants, and Purchasing Participants shall purchase from Agent, Lenders and Supplemental Loan Lender, all of Agent’s, Supplemental Loan Lender’s and Lenders’ right, title and interest in, to and under the Purchased Obligations and the Collateral therefor in exchange for the payment of the Purchase Price by Purchasing Participants to Agent, Supplemental Loan Lender and Lenders; provided, that, on the Purchase Date, Purchasing Participants shall also:

(i) furnish cash collateral to Agent (or instead of such cash collateral, deliver to Agent a letter of credit, in form and substance reasonably satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in a manner and in such amounts as Agent determines is reasonably necessary to secure Agent and Lenders in connection with any issued and outstanding letters of credit provided by any Lender (or letters of credit that Agent has arranged to be provided by third parties pursuant to the financing arrangements of Agent and Lenders with Debtors) to Debtors (but not in any event in an amount greater than one hundred ten (110%) percent of the aggregate undrawn face amount of such letters of credit) and for any Swap Contract secured by the Lien of Agent;

(ii) agree to reimburse Agent, Supplemental Loan Lender and Lenders for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and owing to Agent, Supplemental Loan Lender or any Lenders and any checks or other payments provisionally credited to the Obligations, or as to which Agent and Lenders have not yet received final payment,

(iii) agree to reimburse Agent, Supplemental Loan Lender and Lenders in respect of indemnification obligations of Debtors under the Loan Documents as to matters or circumstances actually known to Agent and disclosed to Purchasing Participants at the time of the purchase and sale which could reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to Agent, Supplemental Loan Lender and Lenders (with rights of subrogation against the Debtors and in respect of which Agent, Supplemental Loan Lender and Lenders shall assign their rights against the Debtors to the Purchasing Participants); and

(iv) agree to indemnify and hold harmless Agent, Supplemental Loan Lender and Lenders from and against any loss, liability, claim, damage or expense (including reasonable fees and expenses of legal counsel) arising out of any claim asserted by a third party in respect of the Purchased Obligations or Collateral as a direct result of any acts by Purchasing Participants occurring after the date of such purchase.

(d) The Purchase Price and such cash collateral shall be remitted by wire transfer in immediately available funds to such bank account of Agent as Agent may designate in writing to Purchasing Participants for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Purchasing Participants to the bank account designated by the Agent are received in such bank account prior to 12:00 noon, New York City time on such Business Day and interest shall be calculated to and including such Business Day if the amounts so paid by Purchasing Participants to the bank account designated by the Agent are received in such bank account later than 12:00 noon, New York City time on such Business Day.

(e) Any purchase pursuant to the Purchase Option shall be expressly made without representation or warranty of any kind by the Agent, Supplemental Loan Lender or any Lender as to the Obligations, the Collateral or otherwise and without recourse to Agent Supplemental Loan Lender and Lenders; except, that, Agent, Supplemental Loan Lender and each of the Lenders, as to itself only, shall represent and warrant that: (i) the amount of the Purchased Obligations as reflected in the books and records of Agent (but without representation or warranty as to the collectibility, validity or enforceability thereof), (ii) Agent, Supplemental Loan Lender and each Lender owns the Purchased Obligations free and clear of any liens or encumbrances and (iii) Agent, Supplemental Loan Lender and each of the Lenders has the right to assign all of its right, title and interest in and to the Purchased Obligations and the assignment is duly authorized.

12.8 Effectiveness. This Ratification Agreement shall become effective upon the execution hereof by each of the signatories hereto and the entry of the Interim Financing Order.

12.9 Relationship with Financing Orders. In the event of any inconsistency between the terms of the Financing Orders and the Loan Documents, the terms of the Financing Orders shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Ratification Agreement to be duly executed as of the day and year first above written.

BORROWER:

Spectrum Brands, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

SUBSIDIARY LOAN PARTIES:

ROV Holding, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

ROVCAL Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

United Industries Corporation, as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Spectrum Neptune US Holdco Corporation, as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

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Schultz Company, as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

United Pet Group, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

DB Online, LLC, as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Southern California Foam, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Aquaria, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

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Aquarium Systems, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Perfecto Manufacturing, Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Tetra Holding (US), Inc., as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

Spectrum Jungle Labs Corporation, as Debtor and Debtor-in-Possession

By:	/s/ Anthony L. Genito
Title:	Vice President

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ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LC ISSUER:
Wachovia Bank, National Association

By:	/s/ Daniel Dentor
Title:	Director

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SUPPLEMENTAL LOAN LENDER:

Wachovia Bank, National Association

By:	/s/ Daniel Dentor
Title:	Director

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LENDER:

Wachovia Bank, National Association

By:	/s/ Daniel Dentor
Title:	Director

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LENDER:

Allied Irish Banks, pl.c.

By:	/s/ Martin Chin
Title:	Senior Vice President

By:	/s/ Mia Bolin
Title:	Assistant Vice President

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LENDER:

Bank of America, N.A.

By:	/s/ Lisa Freeman
Title:	Senior Vice President

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LENDER:

The CIT Group/Commercial Services, Inc.

By:	/s/ William H. Skidmore
Title:	Vice President

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LENDER:

General Electric Capital Corporation

By:	/s/ Robert E. Kelly
Title:	Duly Authorized Signatory

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LENDER:

Landsbanki Commercial Finance, a division of Landsbanki Islands hf.

By:	Brent Osborne
Title:	Managing Director

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LENDER:

Wells Fargo Foothill, LLC

By:	/s/ Rohan Damani
Title:	Vice President

EXHIBIT A

TO

RATIFICATION AGREEMENT

COMMITMENT SCHEDULE

Lender	Commitment
Wachovia Bank, National Association	$42,222,222.22
Bank of America, NA	$42,222,222.22
General Electric Capital Corporation	$31,666,666.67
Wells Fargo Foothill, LLC	$31,666,666.67
The CIT Group/Commercial Services, Inc.	$16,888,888.89
Landsbanki Commercial Finance, a division of Landsbanki Islands h.f.	$12,666,666.67
Allied Irish Banks, p.l.c.	$12,666,666.67
TOTAL	$190,000,000

SCHEDULE 9.2

TO

RATIFICATION AGREEMENT

SCHEDULE OF FEES AND INTEREST FOR THE SUPPLEMENTAL LOAN

Interest. The Supplemental Loan shall bear interest at the Eurodollar Rate with a 3.0% floor, plus 14.5% per annum. The interest shall be paid monthly. All computations of interest and fees will be made on the basis of a 360 day year and actual days elapsed.

Upfront Fee. Borrower shall pay to Supplemental Loan Lender, for the account of Supplemental Loan Participants, an up front fee in an amount equal to 4.0% of $45,000,000, which fee shall be payable on the date upon which the Interim Financing Order is entered.

Unused Line Fee. Borrower shall pay to the Supplemental Loan Lender, for the account of the Supplemental Loan Participants, a fee equal to 1.0% per annum times the daily average undrawn portion of the Supplemental Loan to accrue from the date hereof and shall be payable quarterly in arrears to the Supplemental Loan Lender.

Rollover Commitment Fee. To the extent the maturity of the Supplemental Loan is extended or the Supplemental Loan is rolled into a senior secured credit facility, Borrower shall pay to Supplemental Loan Lender, for the account of the Supplemental Loan Participants, a rollover fee in an amount equal to 5.0% of the principal amount of the Supplemental Loan as so extended and rolled.

Prepayment and Exit Fees. Subject to approval by the Bankruptcy Court pursuant to the Permanent Financing Order, Borrower shall pay to the Supplemental Loan Lender, for the account of the Supplemental Loan Participants, an exit fee of 2.0% of any principal amount of the Supplemental Loan payable at the time any such principal is repaid (but only in the case of a permanent repayment of such principal); provided that, if such principal is repaid other than upon emergence from the Chapter 11 Cases consistent with the plan of reorganization contemplated in the restructuring support agreement among the Borrower and Supplemental Loan Participants (the “Restructuring Support Agreement”), such fee shall be 4.0%.

Subject to approval by the Bankruptcy Court pursuant to the Permanent Financing Order, upon (x) emergence of the Borrower from the Chapter 11 Cases, (y) a plan of reorganization, other than the plan of reorganization contemplated by the Restructuring Support Agreement, being confirmed pursuant to an order entered this Court or (z) a material portion of the assets of the Borrower or the Subsidiary Loan Parties being sold, transferred or otherwise disposed of pursuant to section 363 of the Bankruptcy Code or otherwise sold, transferred or disposed of, then (i) the Supplemental Loan Lender shall receive, for the account of, and allocable to, the Supplemental Loan Participants, shares of the common equity of the Borrower, as reorganized, or the applicable reorganized affiliate or successor to the Borrower, equal to 9.9% of the outstanding common stock thereof on a fully diluted basis.

SCHEDULE 9.2(a)

TO

RATIFICATION AGREEMENT

FEES AND INTEREST FOR THE SUPPLEMENTAL LOAN

Treatment of Supplemental Loan.1 Subject to approval by the Bankruptcy Court pursuant to the Permanent Financing Order, upon (x) emergence of Borrower from chapter 11, (y) a plan of reorganization, other than the plan of reorganization contemplated by the Restructuring Support Agreement (as defined in the DIP Term Sheet), being confirmed pursuant to an order entered this Court or (z) a material portion of the assets of Borrower or the Subsidiary Loan Parties being sold, transferred or otherwise disposed of pursuant to section 363 of the Bankruptcy Code or otherwise sold, transferred or disposed of, then (i) the Supplemental Loan Lender shall receive, for the account of, and allocable to, the Supplemental Loan Participants, shares of the common equity of Borrower, as reorganized, or the applicable reorganized affiliate or successor to Borrower, equal to 9.9% of the outstanding common stock thereof on a fully diluted basis (the “Stock Allocation”) (provided, however that, Avenue Investments, LP or any affiliate thereof (“Avenue”), in its capacity as a Supplemental Loan Participant, shall receive its pro rata share of the first 50% of the Stock Allocation together with the other Supplemental Loan Participants and the second 50% of the Stock Allocation shall be shared pro rata among the Supplemental Loan Participants exclusive of Avenue. Ten million dollars ($10,000,000) in principal amount of Supplemental Loans participated in by Avenue shall be satisfied in full in cash or, at the sole option of Borrower, converted into a post-emergence loan secured by a lien on the Pre-Petition Term Loan Collateral that is pari passu with the security interests of the Pre-Petition Term Loan Agent and Pre-Petition Term Loan Lenders in the Pre-Petition Term Loan Collateral on a post-emergence basis and the economic terms thereof shall be no worse than the economic terms provided to the Supplemental Loan and have a maturity of no longer than one year from the effective of the plan of reorganization. For the avoidance of doubt, unless Avenue otherwise agrees in its sole discretion, any amount of Supplemental Loan participated in by Avenue in excess of $10 million must be paid in full, in cash in prior to the repayment of any other Supplemental Loan. All Supplemental Loan Participants shall otherwise share in all interests, expenses, costs and rights provided hereunder or in the Loan Documents on a pro rata basis. This Schedule 9.2(a) supercedes any other agreement among the Supplemental Loan Participants and the Debtors regarding the subject matter hereof.

[1]	Terms not otherwise defined in this Schedule 9.2(a) shall have the meanings ascribed to such terms in the Interim Financing Order.